Exhibit 10.6

THE SKY GUYS LTD.

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into this 1st day of August, 2015 (the “Effective Date”), by and between The Sky Guys Ltd., a corporation incorporated pursuant to the laws of the province of Ontario, having its principal place of business at 209 Lakeshore Road East, Unit A, Oakville, Ontario (the “Sky Guys”) and 1040227 BC Ltd., a corporation incorporated pursuant to the laws of the province of British Columbia, having its principal place of business at 3659 Commercial St., Vancouver, British Columbia (the “Licensee”).

The parties agree as follows:

1. LICENSE

Pursuant to the terms and conditions of this Agreement, Sky Guys grants to the Licensee a territory-exclusive, non-transferable, limited license for a period of ten (l 0) years from the Effective Date to use the licensed name “Sky Guys” (alone and in conjunction with terms such as “Drone”, “Aerial”, “Photography” and “Video”, hereafter the “Licensed Name”). In addition to the license of the Licensed Name to the Licensee, Sky Guys agree to include the Licensee’s contact information on certain Sky Guys marketing and advertising materials (Internet publications, including its various websites, videos, and print publications), and further agrees to make available to the Licensee the operational, organizational, marketing and advertising material and techniques utilized by Sky Guys should the Licensee so choose. The license shall provide, at the discretion of the Licensee, with training, lead development, volume product discounts and such other benefits that may be offered by Sky Guys from time to time. The license contemplated herein shall be an exclusive license for the territorial area comprising Vancouver, British Columbia and that area from Chilliwack westward and up the ocean to Sea to Sky Highway up to Whistler and Pemberton (the “Territory”, as specifically designated in the map set forth in Appendix A attached hereto). The instant license is intend to enable Licensee to reference its association with Sky Guys and draw upon the synergies and benefits that arise from such association through this license.

The license granted pursuant to this Agreement is specifically limited and restricted in that it shall neither involve Sky Guys or any associate of Sky Guys exercising control over, or offering any binding significant assistance in, the Licensee’s method of operation, whether in the form of business operations, purchases, clients, business organization, marketing techniques or training nor involve Sky Guys or any associate of Sky Guys or third person designated by the Sky Guys providing location assistance, including securing clients or accounts for the goods or services to be sold, offered for sale or distributed or securing work pursued by the Licensee.

Whereas Sky Guys shall make available its operational, organizational and marketing systems to the Licensee, Sky Guys shall not assist or otherwise facilitate in their implementation, other than the inclusion of the Licensee’s contact information in such marketing and advertising programs of Sky Guys that it undertakes for its own commercial advantage.

All business activity must be undertaken in accordance with applicable federal, provincial, state, municipal and local laws and regulations, together with not being in violation of any prescribed prohibit uses, if same are set forth in Appendix X.

2. LICENSING FEE

An initial licensing fee shall become due and owing upon the execution of this Agreement in the amount of Fifty Thousand Dollars ($50,000.00) plus applicable taxes (the “Initial Fee”), with Fifteen Thousand Dollars ($15,000.00) plus applicable taxes being payable on the Effective Date (the “First Payment”). The balance of the Initial Fee shall be payable in accordance with the following schedule provided that the Licensee is not in default under this Agreement (for upon default the entire balance of the Initial Fee plus applicable taxes shall become immediately and fully due and owing to Sky Guys): forty percent (40%) of all profits earned by the Licensee based upon business undertaken by the Licensee, and if deemed appropriate by Sky Guys due to a presumed lack of profit remittance, determined in accordance with Sky Guys’ suggested pricing guide and profit realization chart, as set forth in Appendix B attached hereto and updated from time-to-time by Sky Guys. Payment of the additional payments payable subsequent to payment of the First Payment shall be due on the tenth (10th) day of the month following the date that payment is received by the Licensee, with any delay resulting in interest accruing on the unpaid amount at the Prime Rate of interest of the Royal Bank of Canada plus five percent (5%) per annum calculated on a daily compounding basis.

At such time as the Initial Fee has been paid in full, the Licensee shall be required to pay an ongoing maintenance fee of eight percent (8%) of gross sales of the Licensee to Sky Guys (the ’‘Maintenance Fee”), with the Maintenance Fee being due on the tenth (10th) day of the month following the date that payment is received by the Licensee in respect of any such sale, with any delay resulting in interest accruing at the Prime Rate of interest of the Royal Bank of Canada plus five percent (5%) calculated annually on a daily compounding basis.

For the duration of the Term and for five (5) years thereafter, the Licensee will provide Sky Guys with full access to its sales records, and should Sky Guys believe that there has been underreporting than the Licensee’s financial records and related business and tax information for purposes of verification of the applicable fees or other amounts owing or otherwise due to Sky Guys, together with the Licensee immediately correcting any underpayment of fees or other amounts owing or otherwise due to Sky Guys.

3. TRANSGRESSIVE BUSINESS ACTIVITIES

Should a pre-existing customer of Sky Guys require the services of the Licensee outside of the Territory, and there is no licensee or franchisee of Sky Guys entitled to servicing that particular territory, the Licensee shall pay an additional five percent (5%) Maintenance Fee for work performed outside the Territory for that customer, with no such part being allocated to Equity Stake but shall be fully payable in the same manner that the Maintenance Fee would otherwise be payable.

Notwithstanding the foregoing, if Sky Guys has licensed or franchised the territory in which such customer requires work to be undertaken to another licensee or franchisee, the said licensee or franchisee shall have the first option to undertake the subject work subject to Sky Guys then- current referral fee, failing which, rather than the additional five percent (5%) referred to above, the Licensee shall pay an additional ten percent (10%) Maintenance Fee, with one-half being payable to Sky Guys and one-half being payable to the infringed licensee or franchisee, should it undertake the services for said client in the other licensee’s/franchisee’s territory.

4. EQUITY STAKE

Sky Guys’ Equity Stake shall be subject to the terms and conditions set forth in a unanimous shareholders agreement that shall be mutually negotiated and agreed upon by both of the parties hereto acting reasonably.

Should the Licensee seek to sell a controlling interest in the Licensee to a third party or to sell substantially all of the assets of the Licensee to a third party, the Licensee shall pay the greater of the current Equity Stake or twenty percent (20%) of the purchase price to Sky Guys in full payment of the Equity Stake.

Should the Licensee choose not to renew this Agreement at the end of the Term, the full amount of the current Equity Stake shall become immediately due and payable to Sky Guys, unless the non-renewal follows at least one renewal term, whereupon the Equity Stake shall be reduced by twenty-five percent (25%).

Should the Licensee default or otherwise breach this Agreement, an amount equal to one hundred and fifty percent (150%) of the current Equity Stake shall become immediately due and payable to Sky Guys, together with such other and further remedies and damages available to Sky Guys at law and the continuance of all other obligations due and owing to Sky Guys, including but without limiting the restrictive covenants contemplated herein.

5. SKY GUYS’ LIQUIDITY EVENT

Immediately prior to any Sky Guys’ Liquidity Event (as such term and related terms are defined in Appendix C), Sky Guys shall have the option to (i) acquire the Licensee, provided such interest in the Licensee shall be acquired at the price determined by independent Chartered Business Valuator with the Canadian Institute of Chartered Business Valuators; (ii) discontinue the licensing arrangement pursuant to this Agreement by Sky Guys and relinquish all its interest to the Equity Stake; or (iii) such other arrangement that the parties might mutually agree to in writing.

6. EQUITY PARTICIPATION IN SKY GUYS

Provided that the Licensee has all times been in compliance with all the terms and conditions of this Agreement and the Licensee shall have been profitable pursuant to this licensing arrangement for at least one (1) year prior to exercising the option contemplated herein, the Licensee shall have the option to acquire a common share equity stake in Sky Guys at its fair market value as commercially reasonably determined by the Board of Directors of Sky Guys, representing no more than two percent (2%) of Sky Guys’ common share equity per year at the time the Licensee exercises the option and six percent (6%) of Sky Guys’ share equity in aggregate, subject to the Licensee entering into such further and additional requirements as might reasonably be required by the Board of Directors of Sky Guys, including but not limited to a unanimous shareholders agreement.

7. RIGHT OF FIRST REFUSAL

Should a further license or franchise become available in the province of British Columbia with Sky Guys, the Licensee shall have a right of first refusal to match the signed offer of the bona fide licensee or franchisee, as the case may be, to acquire said license or franchise, provided that the Licensee has agreed in writing to all the terms that have been previously agreed to in writing by this prospective licensee or franchisee, and provided the Licensee agrees to pay an additional break-fee of five percent (5%) of the license fee or franchise fee, to a maximum of Five Thousand Dollars ($5,000.00), which would have been payable by the prospective licensee or franchisee, which amount shall be payable to the prospective licensee or franchisee whose written agreement has been ‘broken’ pursuant to the break-fee arrangement.

8. INTELLECTUAL PROPERTY OWNERSHIP

As between Sky Guys and the Licensee, the Licensee agrees that Sky Guys is the sole owner of the Licensed Name, all other intellectual property rights of Sky Guys, and all associated goodwill. The Licensee shall not:

(a)	challenge Sky Guys’s ownership or use, or the validity, of any and all intellectual property rights of Sky Guys; or

(b)	attempt to adopt or register any name, mark or logo identical or substantially similar to or any other intellectual property rights of Sky Guys, including without limitation any translation or transliteration thereof, or any other variants substantially similar to any other intellectual property rights of Sky Guys in appearance, pronunciation or meaning.

The Licensee agrees to cooperate with Sky Guys and take all reasonable actions required to assist Sky Guys to secure, protect and maintain ownership rights in the Licensed Names worldwide, including but not limited to giving prompt Notice to Sky Guys of any known or potential infringement of the Licensed Name of which the Licensee becomes aware, and cooperating with Sky Guys in the preparation, execution and/or recordation of any documents necessary to register or otherwise protect the Licensed Name, and maintaining or terminating, as applicable, such documents or recordation. Sky Guys shall reimburse the Licensee for the reasonable costs associated with providing such assistance, except to the extent that any such costs arise from the Licensee’s breach of this Agreement.

Sky Guys may commence, prosecute or defend any action or claim concerning the Licensed Name or any intellectual property rights of Sky Guys. Sky Guys shall have the right to control any such action, and the Licensee shall fully cooperate with Sky Guys in any such action, including the satisfaction of procedural requirements necessary to bring such action in a particular jurisdiction. Sky Guys shall reimburse the Licensee for the reasonable costs associated with providing such assistance to Sky Guys, except to the extent that any such costs arise from the Licensee’s breach of this Agreement. The Licensee shall not commence any action regarding the Licensed Name or any intellectual property rights of Sky Guys without Sky Guys’s prior written consent, which Sky Guys may withhold. Licensee shall be entitled to take action if Sky Guys chooses not to do so and Sky Guys shall reimburse the Licensee for the reasonable costs associated with doing so, to the extent that such actions are in furtherance of Sky Guys’s stated interests.

9. QUALITY REQUIREMENTS

The Licensee hereby warrants that its use of the Licensed Name in connection with its business will comply with all of the quality requirements set forth in this section. Failure to comply with any of the obligations in this section will constitute a material breach of this Agreement.

The Licensee shall maintain the quality of its business with which the Licensee uses the Licensed Name at least at a level:

(a)	that meets or exceeds industry standards, and

(b)	that is at least commensurate with the Licensee’s overall reputation for any other drone or aerial photography/video service.

The Licensee’s operation of its business must also comply with all laws, government regulations, and requirements of the jurisdictions in which it operates; which includes the Licensee maintaining commercially reasonable insurance, as might be confinned by Sky Guys from time to time.

10. TERM AND TERMINATION

This Agreement will begin as of the Effective Date and will continue for a period of ten (10) years (the “Term”), with renewal tenns of ten (10) years thereafter (each a “renewal term”) contingent, at the option of Sky Guys, on the payment of a Ten Thousand Dollar ($10,000.00) renewal fee, indexed for inflation. Either party may tenninate this Agreement for cause upon thirty (30) days written notice of a material breach, if the breach has not been cured within this thirty (30) day period. Any breach of the Licensee’s payment obligations or unauthorized use of the Licensed Name will be deemed a material breach of this Agreement. Upon tennination or breach of this Agreement, the Licensee will immediately stop using the Licensed Name and observe the restrictive covenants as set forth herein. Furthennore, should this Agreement be tenninated for cause, the Licensee will be liable for any and all outstanding fees for services perfonned by the Licensee upon collection thereof.

11. NOW WARRANTIES / LIMITATION OF LIABILITY

Sky Guys makes no warranties of any kind with respect to the Licensed Name, including the validity of Sky Guys’ rights in the Licensed Names in any jurisdiction, and disclaims any and all warranties that might otherwise be implied by applicable law, including warranties against infringement of third-party trademarks and similar rights.

Except as expressly provided in this Agreement, in no event shall either party be liable for any indirect, incidental, special, consequential or punitive damages (including, without limitation, loss of profits, use, data or other economic advantage), regardless of the theory of liability, arising from or related to the Licensee’s use of the Licensed Name or Sky Guys’s operational, organizational, marketing or advertising techniques, or tennination of this Agreement, even if such party has been advised of the possibility of such damages. Further, liability for such damages is excluded, even if the remedies provided for in this Agreement fail of their essential purpose.

12. NON-COMPETITION

The Licensee and its principals (collectively, the “Restricted Persons”) will not, directly or indirectly, in any manner whatsoever, which, for greater certainty includes any affiliate of Restricted Persons not dealing at ann’s length with the Restricted Persons within the meaning of the Income Tax Act (Canada), either individually or in partnership or jointly, or in conjunction with any other person, as principal, agent, shareholder or in any other manner whatsoever, carry on or be engaged in or be concerned with or interested in or lend money to, guarantee the debts or obligations of, or pennit his name or any part thereof to be used or employed by any person engaged or concerned with or interested in the business undertaken by Sky Guys or any competitive enterprise in the provinces of British Columbia and Alberta during the course of this Agreement and for a period of two (2) years thereafter, whether by tennination or otherwise. For these purposes, ownership of securities of a company whose securities are publicly traded under a recognized securities regime not in excess of 5% of any class of such securities shall not be considered to be competition with the business of Sky Guys.

13. NON-SOLICITATION

The Restricted Persons shall not divulge to any person the name of any customer of Sky Guys, including National Customers and such other customers referred by Sky Guys (collectively, the “Restricted Customers”) or solicit, interfere with or endeavor to entice away from Sky Guys any Restricted Customer or any person in the habit of dealing with Sky Guys, during the course of this Agreement and for a period of four (4) years thereafter, whether by termination or otherwise.

The Restricted Persons shall not, directly or indirectly, induce or attempt to induce any employee of Sky Guys to leave the employ of Sky Guys or to become employed by any person other than Sky Guys.

14. CONFIDENTIALITY

The Restricted Persons will, and will cause their employees, officers, directors, shareholders, outside advisors, agents, affiliates, associates and representatives to, treat any Confidential Information (as defined hereafter) confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; provided, however, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than the Restricted Persons, so long as such other party is not in breach of a confidentiality obligation, (ii) information that is required to be disclosed by applicable law or (iii) information that is disclosed by the Restricted Persons on a confidential basis, to any of their respective agents, accountants and lawyers in connection with or related to the consummation of the transactions contemplated hereby.

In the event that this Agreement is terminated, the Restricted Persons, upon the written request of Sky Guys, will, and will cause his representatives to, promptly deliver to Sky Guys any and all documents or other materials furnished by Sky Guys or any of its affiliates to the Restricted Persons in connection with this Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by the Restricted Persons or Sky Guys to the Restricted Persons, shall be destroyed by the Restricted Persons, or shall be returned to Sky Guys, and the Restricted Persons shall confirm to Sky Guys in writing that all such materials have been returned or destroyed. No failure or delay by Sky Guys in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other exercise thereof or the exercise of any right, power or privilege hereunder.

“Confidential Information” means all trade secrets, proprietary information, know-how, and confidential information of Sky Guys including but not limited to: (i) any and all technical, business or financial information or property, owned by or licensed to Sky Guys, or otherwise relating to Sky Guys and/or any of its subsidiaries, affiliates and related entities which is heretofore or hereinafter disclosed to the Licensee, including but not limited to information regarding Sky Guys’ goods or services, processes, personnel, finances, business plans, studies, analyses, projections, research, market data, operations, apparatus, computer software, know- how, trade secrets, inventions, equipment, tools, parts, prototypes, samples, drawings, test results, material and manufacturing specifications, suppliers, customers, employees, processes, licensing and any other ideas or information relating to Sky Guys’ business or any business or activity in which Sky Guys is engaged, regardless of the form of disclosure, whether or not disclosed in a writing marked “Confidential” or in some similar manner or identified as confidential; (ii) improvements derived by the Licensee from its engagement pursuant to this Agreement; and (iii) any and all software, reports, memoranda, documents, developments, imagery, video, photography or other results produced by the Licensee in furtherance of this Agreement that are directly related to Sky Guys’ business.

15. REASONABLENESS OF COVENANTS

The Licensee hereby acknowledges and agrees with Sky Guys that all of the covenants herein contained, including but not limited to paragraphs 12 to 14, are reasonable in the circumstances and necessary to protect the economic position of Sky Guys in respect of its business and waive any and all defenses to the strict enforcement thereof.

The Licensee acknowledges and agrees that a breach by the Restricted Persons of any of the provisions hereof would cause substantial and irreparable harm to Sky Guys and its business which could not be adequately compensated for by damages, and in the event of such a breach (or the reasonable apprehension of such a breach) by the Restricted Persons of such provisions, The Licensee hereby consents to a preliminary and permanent injunction being issued against him restraining him from any breach or further breach of the said provisions and of an order to account for all profits and benefits arising out of any such breach, but the provisions of this paragraph shall be in addition to and not in substitution for any other remedy which Sky Guys may have in respect of such a breach.

16. INDEMNIFICATION

The Licensee agree to indemnify, defend and hold harmless Sky Guys, its shareholders, officers, directors, employees, agents, affiliates, successors and assigns, from and against any and all claims, liabilities, damages or expenses (including solicitor-client fees and costs) of any nature whatsoever incurred or suffered by Sky Guys (collectively, “Licensee Losses”), in so far as such Licensee Losses (or actions in respect thereof) arise out of or are based on (i) the breach of this Agreement by the Licensee or any representation or warranty made by the Licensee herein; or (ii) any action or omission of the Licensee, directly or indirectly, or on the Licensee’s behalf.

Similarly, Sky Guys agree to indemnify, defend and hold harmless the Licensee, its shareholders, officers, directors, employees, agents, affiliates, successors and assigns, from and against any and all claims, liabilities, damages or expenses (including solicitor-client fees and costs) of any nature whatsoever incurred or suffered by the Licensee (collectively, “Sky Guys Losses”), in so far as such Sky Guys Losses (or actions in respect thereof) arise out of or are based on (i) the breach of this Agreement by Sky Guys or any representation or warranty made by Sky Guys herein; or (ii) any action or omission of Sky Guys, directly or indirectly, or on Sky Guys’ behalf.

17. RELATIONSHIP BETWEEN THE PARTIES

The relationship between Sky Guys and Licensee is that of licensor/licensee. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, nor to represent the other party as agent, employee, franchisee, or in any other capacity.

18. NOTICE

All notices under this Agreement shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail, return receipt requested, or sent by facsimile with a receipt confirmed by telephone to either Sky Guys or Licensee by the other party, at the following addresses:

Sky Guys

The Sky Guys Ltd.

Address: 209 Lakeshore Road East, Unit A, Oakville, Ontario L6J 1H7

Attention: Adam Sax

Telephone:

Facsimile:

Email:

Licensee

1040227 BC Ltd.

Address:

Attention:

Telephone:

Facsimile:

Email:

19. ASSIGNMENT

This Agreement may not be assigned by you without the prior written approval of Sky Guys but may be assigned without the Licensee’s consent by Sky Guys to (i) a parent or subsidiary, (ii) an acquirer of assets, or (iii) a successor by merger. Any purported assignment in violation of this section shall be void.

20. GOVERNING LAW

This Agreement shall be governed by Ontario law and controlling Canadian federal law, without regard to the choice or conflicts of law provisions of any jurisdiction, and any disputes, actions, claims or causes of action arising out of or in connection with this Agreement or the business conducted under the License shall be subject to the exclusive jurisdiction of the provincial and federal courts located in Toronto, Ontario.

21. ARBITRATION

If any dispute arises between the parties relating to the application, interpretation, implementation or validity of this Agreement, the Parties agree to resolve the dispute by arbitration using the Canadian Arbitration Association Expedited Arbitration Rules. The parties agree that the Canadian Arbitration Association Expedited Arbitration Rules give the parties a fair opportunity to present their case and respond to the case of the other side. The arbitration shall be held in Toronto, Ontario and shall proceed in accordance with the provisions of the Arbitration Act (Ontario). Judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

22. SEVERABILITY

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then such provision(s) shall be construed, as nearly as possible, to reflect the intentions of the invalid or unenforceable provision(s), with all other provisions remaining in full force and effect.

23. NO WAIVER

No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision thereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

24. ENTIRE AGREEMENT

This Agreement comprises the entire agreement between Sky Guys and the Licensee and supersedes any previous communications, representations or agreements between the parties, whether oral or written, regarding transactions hereunder.

25. COUNTERPARTS

This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. A party’s transmission by facsimile or by electronic transmission in portable document format (PDF) of a copy of this Agreement duly executed by that party shall constitute effective delivery by that party of an executed copy of this Agreement to the party receiving the transmission. A party that has delivered this Agreement by facsimile or by electronic transmission in portable document format (PDF) shall forthwith deliver an originally executed copy to the other party or parties.

26. INDEPENDENT LEGAL ADVICE

Each of the parties acknowledges that they: (a) have been advised by the other parties to seek independent legal advice; (b) have sought such independent legal advice or deliberately decided not to do so; (c) understand their rights and obligations under this Agreement; and (d) are executing this Agreement voluntarily.

In witness whereof, the parties have executed this Agreement by their duly authorized representatives as of the date first set forth above.

1040227 B.C. Ltd.
Per:

/s/ Lukas Montani
Lukas Montani, Director

/s/ Tim Magowan
Tim Magowan, Director
We have authority to bind the corporation

The Sky Guys Ltd.
Per:

/s/ Kirk Eksyma
Kirk Eksyma, Director

/s/ Adam Sax
Adam Sax, Director
We have authority to bind the corporation

APPENDIX C

LIQUIDITY EVENT TERMS

“Common Shares” means the common shares of The Sky Guys Ltd.

“Free Trading Securities” means securities of an issuer other than Sky Guys that are listed or quoted on a Recognized Exchange or inter-dealer quotation system and that may be sold through such Recognized Exchange or inter dealer quotation system free of any restricted period or hold period under applicable securities laws in Canada or any other relevant jurisdiction (other than in respect of resales by control persons or any escrow requirements of an applicable stock exchange or securities regulator), and a liquid market exists for such Free Trading Securities, as determined by the Board of Directors of Sky Guys.

“IPO” means the occurrence of all of the following:

(i)	the issuance of a receipt to Sky Guys for a (final) prospectus by:

(A)	securities commissions or other similar regulatory bodies of Ontario; or

(B)	the United States Securities and Exchange Commission;

(ii)	the listing of the then outstanding Common Shares on a Recognized Exchange; and

(iii)	a liquid market exists for the Common Shares, as determined by the Board of Directors of Sky Guys.

“Liquidity Event” means:

(i)	an IPO; or

(ii)	the sale of all or substantially all of the assets of Sky Guys for consideration consisting of cash and/or Free Trading Securities and the subsequent distribution of such consideration to the holders of the Common Shares; or

(iii)	a transaction carried out by Sky Guys:

(A)	whereby each Sky Guys shareholder receives, in exchange for its Common Shares, cash and/or Free Trading Securities; or

(B)	which results in all of the Common Shares being listed on a Recognized Exchange provided that, upon such listing, the Sky Guys shareholders (in respect of such Common Shares then held) are not subject to any restricted period or hold period under applicable securities laws in Canada or any other jurisdiction (other than in respect of resales by control persons or any escrow requirements of an applicable stock exchange or securities regulator), and a liquid market exists for the Common Shares upon the completion of such transaction, as determined by the Board of Directors of Sky Guys; or

(iv)	an amalgamation, arrangement, merger or other consolidation or business combination of Sky Guys with, or acquisition of Common Shares by, another entity pursuant to which:

(A)	the shareholders of Sky Guys immediately thereafter do not own shares of the successor or continuing entity entitling them to cast more than 50% of the votes attaching to voting equity of the successor or continuing entity; and

(B)	each Sky Guys shareholder receives, in exchange for its Common Shares, cash and/or Free Trading Securities; or

(v)	such other transaction as is detennined to be a Liquidity Event by the Board of Directors of Sky Guys,

provided, however, that in the event of any uncertainty about the application of paragraphs (i) to (iv) of this definition to any particular transaction or circumstance the Board of Directors of Sky Guys and a voting majority of the Sky Guys shareholders will be entitled to mutually determine, acting reasonably and in good faith, whether an event satisfies the requirements of the definition.

“Liquidity Plan of Arrangement” means a statutory plan of arrangement which will give effect to a Liquidity Event and pursuant to which:

(i)	Sky Guys shareholders will receive cash and/or Free Trading Securities in exchange for all of their Common Shares; and

(ii)	Shareholders are not required to enter into any agreement with any Person respecting the Liquidity Plan of Arrangement, except one or more letters of transmittal or notices of guaranteed delivery or similar agreements related to the implementation of the Liquidity Plan of Arrangement and regarding the ownership of Common Shares and the ability of the Sky Guys shareholder to contract regarding their sale as are customary in such transactions.

“Recognized Exchange” means the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange, the Nasdaq National Market System, any of their successors or other stock exchange comparable or trading system as is approved as a Recognized Exchange by resolution of the Board of Directors of Sky Guys.